Exhibit 2

Execution Copy

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of 26 August 2005 by and among VIA NET.WORKS, INC., a company incorporated in Delaware, the United States whose registered office is at 1013 Centre Road, Wilmington, Delaware 19805, United States (“Company”) and Mawlaw 660 Limited, a company organized under the laws of England and Wales (registered number 5396159), whose registered office is at Walbrook Building, 195 Marsh Wall, London E14 9SG, United Kingdom (“Investor”).

WHEREAS, Mawlaw 653 Limited (“Mawlaw”), Interoute Communications Holdings SA (“Interoute”), and Company are concurrently entering into the Sale and Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which Mawlaw and Interoute (collectively, the “Purchasers”) will purchase certain subsidiaries and substantially all the assets of Company on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, in connection with the Purchase Agreement, (i) Mawlaw has committed to lend to Company and certain of its subsidiaries up to $7,200,000 under a Facility Agreement (the “Facility Agreement”) upon the terms and conditions contained therein, in connection with which Company has agreed to pay to Mawlaw a commitment fee of $525,000 (the “Commitment Fee”), payable in cash, or at the election of Company, 14,189,189 shares (the “Commitment Shares”) of common stock, par value $0.001 per share of Company (“Common Stock”), (ii) Mawlaw and Company have entered into Management Consultancy Services Agreement (the “Management Agreement”) pursuant to which Mawlaw will provide certain management consultancy services in connection with the day-to-day operational activities of Company and its subsidiaries upon the terms and conditions contained therein, in connection with which Company has agreed to pay Mawlaw a fee of $400,000 (the “Management Fee”), payable in cash, or at the election of Company, 10,810,811 shares (the “Management Service Shares”) of Common Stock and (iii) Investor has agreed to provide $400,000 of funding (the “Common Purchase Price”) to Company in consideration for the issuance to Investor of 10,810,811 shares of Common Stock and on the terms and conditions set forth in this Agreement (the “Common Investment Shares”, and together with the Commitment Shares and the Management Services Shares, the “Aggregate Common Shares”);

WHEREAS, Company has elected to pay the Commitment Fee and the Management Fee by the issuance of the Commitment Shares and the Management Services Shares on the terms and conditions set forth herein, and Mawlaw has requested that Company issue such shares to and in the name of Investor;

WHEREAS, Investor desires to subscribe for and purchase from Company, and Company desires to issue and sell to Investor, 5,454,545 shares (the “Preferred Shares”) of a new class of preferred stock of Company to be designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), for an aggregate purchase price of $2,400,000 (the “Preferred Purchase Price”) and on the terms and conditions set forth in this Agreement; and

WHEREAS, in consideration of the issuance of the Preferred Stock and the Aggregate Common Shares to Investor, Investor is willing to accept the Aggregate Common Shares and the Preferred Shares provided for in this Agreement and is willing to abide by the obligations imposed on Investor by this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:

1.             Issuance of the Shares.

(a)           Upon the terms and subject to the conditions set forth in this Agreement and upon the representations made herein, Company shall issue and sell to Investor and Investor shall purchase from Company the Preferred Shares for an aggregate purchase price equal to the Preferred Purchase Price.  Company has filed or shall file promptly after execution of this Agreement, a certificate of designations in substantially the form set forth on Exhibit A attached hereto (the “Certificate of Designations”), which contains the rights, powers, preferences and other terms of the Preferred Stock.

(b)           Upon the terms and subject to the conditions set forth in this Agreement and upon the representations made herein, Company shall issue to Investor the Common Investment Shares for an aggregate purchase price equal to the Common Purchase Price.

(c)           Upon the terms and subject to the conditions set forth in this Agreement and upon the representations made herein, Company shall issue to Investor the Commitment Shares and the Management Services Shares.

(d)           The purchase and sale of the Preferred Shares and the issuance of the Aggregate Common Shares shall take place on a date promptly following the execution and delivery of this Agreement, the Purchase Agreement, the Facility Agreement and the Management Agreement, and the filing and effectiveness of the Certificate of Designations (the “Subscription Date”), expected to occur on 26 August 2005.  All payments by Investor shall be by means of a wire transfer of immediately available funds to an account previously designated by Company to Investor in writing.  Company shall deliver to Investor, on the Subscription Date, (x) a certificate in the name of Investor or its designee representing the Preferred Shares, (y) one or more certificates in the name of Investor or its designee representing the Aggregate Common Shares and (z) a opinion of counsel to Company in substantially the form of Exhibit B attached hereto.  The certificates will bear the legends described below in Section 3 and such other legends required by the Delaware General Corporation Law (the “DGCL”) and the United States Securities Act of 1933, as amended (“Securities Act”).

2.             Representations and Warranties.  Each party hereto represents and warrants to the other party hereto that:

(a)           Such party (i) is a corporation or private limited company, as the case may be, formed, and validly existing under the laws of jurisdiction noted in the introductory paragraph above, (ii) has the requisite corporate power and corporate authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (iii) is qualified to do business in every jurisdiction in which failure so to qualify would be reasonably likely to have a material adverse effect on the business, operations or conditions (financial or otherwise) of the party.

(b)           Such party has taken all action necessary to authorize it to execute, deliver and perform under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the party enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

(c)           The execution, delivery and performance by such party of this Agreement does not and will not (i) violate in any material respect any legal requirements applicable to the party, (ii) result in any material breach of the party’s constituent documents, or (iii) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which the party or any of its properties or assets are bound or result in the imposition or creation of any lien or security interest in or with respect to any of the party’s property or assets.

(d)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (other than those which have been obtained) is required for the due execution, delivery and performance by such party of this Agreement.

(e)           Such party is not a party to any legal, administrative, arbitration, or other proceeding, or, to the party’s knowledge, is such a proceeding threatened, which, if decided adversely to the party, would materially and adversely affect the party’s ability to perform under this Agreement.

3.             Additional Investor Representations.  In connection with the issuance of the Preferred Shares and the Aggregate Common Shares (collectively, the “Securities”) hereunder and under the Management Agreement and Facility Agreement, Investor represents and warrants to Company that:

(a)           Investor is acquiring the Securities for its own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act.

(b)           Investor is an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(c)           Investor has sufficient investment knowledge and experience of Company’s business and companies similar in size and financial condition as Company to enable Investor to evaluate the risks and merits of its investment in Company, and Investor is able financially to bear the risks thereof.  Investor is a sophisticated investor for purposes of applicable foreign and U.S. federal and state securities laws and regulations and is able to evaluate the risks and benefits of the investment in the Securities.

(d)           Investor is able to bear the economic risk of its investment in the Securities for an indefinite period of time.  Investor understands that the Securities have not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 506 promulgated under the Securities Act, and that Company’s reliance on such exemption is predicated on Investor’s representations set forth herein.  Investor understands that Investor may have to bear the risk of holding the Securities until such time as they are tradable under the Securities Act and the rules and regulations promulgated thereunder.

(e)           Investor understands that (i) because the Securities have not been registered under the Securities Act, they cannot be sold unless subsequently registered under the Securities Act or unless an exemption from the requirement for such registration is available, (ii) the Securities will bear a legend to such effect, and (iii) Company will make a notation on its transfer books to such effect.

(f)            Investor agrees not to sell, transfer, or otherwise dispose of the Securities in violation of the Securities Act.

(g)           Investor has had an opportunity to ask questions and receive answers concerning the business, operations and financial condition of Company and the terms and conditions of the offering of the Securities and has had full access to such other information concerning Company as Investor has requested.

4.             Additional Company Representations.  In connection with the issuance of the Securities hereunder, Company represents and warrants to the Investor that:

(a)           Upon issuance of the Securities in accordance with the terms of this Agreement, the Securities shall be validly issued, fully paid and nonassessable, and free from all liens, encumbrances and preemptive rights.  Upon conversion of the Preferred Shares into Common Stock in accordance with the Certificate of Designations, the shares of Common Stock so issued shall be validly issued, fully paid and nonassessable, and free and clear from all liens, encumbrances and preemptive rights.

(b)           Without giving effect to the share issuances contemplated by the Section 1 of this Agreement, the authorized capital stock of Company consists of 142,500,000 shares of capital stock, which consists of (i) 125,000,000 shares of Common Stock, of which 65,284,651 shares are issued and outstanding (excluding 1,520,789 shares held by the Company as treasury shares) as of August 26, 2005, (ii) 7,500,000 shares of non voting common stock, par value $0.001 per share, of which no shares are issued and outstanding as of the date hereof, and (iii) 10,000,000 shares of preferred stock, par value $0.001, of which no shares are issued and outstanding as of the date hereof, but of which 125,000 shares have been designated Series A junior participating preferred stock.  All of the issued and outstanding shares of Company’s capital stock were validly issued and are fully paid and nonassessable, were issued in compliance with all applicable state and federal laws concerning the issuance of securities and are free from all taxes, liens and charges with respect to the issuance thereof.  Other than options to purchase 7,444,133 shares of Common Stock outstanding as of the date hereof issued under Company’s incentive stock option and equity incentive plans, no options, warrants, subscriptions, convertible securities, phantom stock, stock appreciation rights or other rights to acquire any shares of capital stock of Company or other securities are authorized, issued or outstanding, nor is Company obligated in any other manner to issue shares of its capital stock or other securities, except as contemplated by this Agreement, the Facility Agreement, the Management Agreement and the Sorbie Release.

(c)           All reports, statements, schedules, forms and other documents required to have been filed by Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 have been so filed (the “SEC Filings”).  As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing): (i) each of the SEC Filings complied in all material respects with the applicable requirements of the Securities Act or the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as the case may be); and (ii) none of the SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except as to information concerning or relating to (y) the proposed transaction with Claranet Group Limited which was not consummated, the (z) the proposal to approve and adopt the dissolution and plan of complete liquidation and dissolution of Company which was not approved or adopted).

(d)           As of their respective dates, the financial statements of Company included in the SEC Filings complied as to form (and will comply as to form) in all material respects with GAAP and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements or as otherwise, in each case, may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly present in all material respects the consolidated financial position of Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

 (e)          The board of directors of Company (the “Board”) has approved the Purchase Agreement, this Agreement, the Facility Agreement, the Management Agreement and the transactions contemplated hereby and thereby, and in connection with such approval has taken steps sufficient to render inapplicable to the transactions contemplated hereby and thereby, the restrictions contained in Section 203 of the DGCL, and the rights of holders of Common Stock to acquire Common Stock or any shares of capital stock of Company under Company’s Rights Agreement dated January 29, 2004, and no other antitakeover or similar statute or regulation of the State of Delaware or any other state or jurisdiction restricts or would give rise to any adverse consequences to Investor with respect to any such transactions.

(f)            Company hereby confirms the Warranties set forth in Article 8.1 of the Purchase Agreement, subject to the qualifications set forth in Articles 8.1 and 8.2 of the Purchase Agreement.

(g)           Subject to the accuracy of the representations and warranties of Investor set forth herein, the Securities will be issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

5.             Additional Investor and Company Agreements.

(a)           During the term of this Agreement, at any meeting of the stockholders of Company called to consider and vote upon the adoption or approval of the Purchase Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption or approval of the Purchase Agreement by written consent of the stockholders of Company, Investor will vote or cause to be voted (including by written consent, if applicable) all Securities (i) in favor of the adoption and approval of the Purchase Agreement and the transactions contemplated thereby; and (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of Company under the Purchase Agreement or of Investor under this Agreement.  Notwithstanding the prior sentence, if the Board accepts or recommends a Competing Proposal (as defined in the Purchase Agreement) to Company’s stockholders in compliance with clauses 5.5.2 and 5.5.3 of the Purchase Agreement, the obligation of Investor to vote the Securities in the manner set forth in the prior sentence shall not apply, and instead Investor may cast in any manner determined by Investor the votes with respect to the Securities aggregating not more than one third (1/3) of the total number of votes eligible to be voted at the stockholders meeting (or counted for purposes of a written consent) and Investor shall cause all remaining Securities to be voted in a manner that is proportionate to the manner in which all holders of shares of voting securities (other than Investor) vote in respect of such matter; provided, however, that the foregoing limitation on Investor’s voting rights shall apply only if, at the time of the vote for the Competing Proposal, all amounts outstanding under the Facility Agreement and all amounts due and payable to the Purchasers in connection with the termination of the Purchase Agreement shall have been paid in full in accordance with the terms of the Purchase Agreement.

(b)           During the term of this Agreement and so long as the Board has not accepted or recommended a Competing Proposal, Investor agrees that neither it nor any of its affiliates shall, directly or indirectly, without the prior written consent of Company:  (i) in any manner acquire or offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any securities of Company; (ii) ”solicit,” or participate in the “solicitation” of, “proxies” (as such terms are defined or used in Rule 14a-1 under the Exchange Act, and such terms to have such meanings throughout this Agreement) in opposition to the recommendation of the Board or become a participant in an election contest with respect to the election of directors or other similar elected persons of Company, or otherwise seek to influence or affect the vote of any stockholder of Company; (iii) form, join or participate in a partnership, limited liability company, syndicate or other group or enter into any contract, arrangement, understanding or relationship or otherwise act in concert with any other person for the purpose of acquiring, holding, voting or disposing of securities of Company; (iv) seek to appoint, elect or remove any member of the Board or make any public statements proposing or suggesting any change in the Board or management of Company; or (v) disclose any intention, plan or arrangement to take any of the actions enumerated in clauses (i) through (iv) above or participate in, aid or abet or otherwise induce or attempt to induce or encourage any person to take any of the actions enumerated in clauses (i) through (iv) above.

(c)           Other than the share issuances contemplated by the Section 1 of this Agreement, from the date hereof until after the record date set by the Board for the special meeting of the Company’s stockholders to be called to approve the transactions provided for in the Purchase Agreement, Company shall not issue any additional shares of Common Stock or shares of other securities convertible into Common Stock or have voting rights on any matter submitted to a vote of holders of Common Stock other than pursuant to agreements or instruments in effect as of the date hereof; provided, however, that Company may issue up to 7,173,341 shares of Common Stock to Sorbie Europe B.V. or one of its affiliates pursuant to the Cancellation and Release Agreement by and between Company and Sorbie Europe B.V. entered into as of June 29, 2005 (the “Sorbie Release”).

6.             Preemptive Rights.

(a)           Investor shall have a right of first refusal to purchase its pro rata share of any Equity Securities (as defined below) that Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 6(e) hereof.  Investor’s pro rata share is equal to the ratio of (a) the total number of votes attributable to all shares of Common Stock and Preferred Stock held by Investor immediately prior to the issuance of such Equity Securities to (b) the total number of votes attributable to all shares of the Common Stock, Preferred Stock and any other security of Company that votes together with the Common Stock that are outstanding immediately prior to the issuance of the Equity Securities.   “Equity Securities” means all shares of Common Stock, Preferred Stock or other security of Company convertible into or exercisable or exchangeable for, any shares of Common Stock, Preferred Stock or other security of Company that votes together with the Common Stock (including any option, warrant or right to subscribe for or purchase such a security or instrument).

(b)           If Company proposes to issue any Equity Securities, it shall give Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which Company proposes to issue the same.  Investor shall have ten (10) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to Company and stating therein the quantity of Equity Securities to be purchased.

(c)           If Investor fails to exercise in full its rights under Section 6(a), Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which Investor’s rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in Company’s notice to Investor pursuant to Section 6(b) hereof.  If Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 6(b), Company shall not thereafter issue or sell any Equity Securities without first offering such securities to Investor in the manner provided above.

(d)           The rights of first refusal established by this Section 6 shall not apply to, and shall terminate upon Investor’s sale, disposition or other transfer of shares of Common Stock and/or Preferred Stock representing, in the aggregate (taking into account all prior sales, dispositions or other transfers), twenty-five (25%) or more of the total votes attributable to the shares of Common Stock and Preferred Stock issued to Investor on the Subscription Date.

(e)           The rights of Investor established by this Section 6 shall have no application to the issuance of any of the following Equity Securities: (i) shares of Common Stock issuable pursuant to the conversion or exercise of convertible or exercisable securities that are outstanding as of the date hereof (including shares of Common Stock issuable upon conversion of the Preferred Stock); (ii) options, restricted stock or other securities issued pursuant to an employee incentive plan or similar plan primarily designed for the compensation of directors, officers, employees or consultants of Company and that is approved by the Board (and any shares of Common Stock issuable pursuant to the conversion or exercise of such options or other securities), (iii) shares of Common Stock issued other than in connection with a Competing Proposal for consideration other than cash pursuant to any merger, consolidation or similar business combination, any of which must have been approved by the Board, and (iv) shares of

Common Stock issued in connection with any stock split, stock dividend or recapitalization by Company.

7.             Right to Designate an Observer.

(a)           Company shall invite and shall allow one designee of Investor (the “Observer”), which Observer shall be reasonably acceptable to Company, to attend all meetings of the Board in a non-voting observer capacity.  In furtherance hereof, Company shall give the Observer copies of all notices, minutes, consents and other materials that it provides to all of the members of the Board.

(b)           Investor agrees, and Investor will cause the Observer to agree, to hold in confidence with respect to all information so provided and not use or disclose any confidential information provided to or learned by it in connection with its rights under this Section 6 other than for purposes reasonably related to the Investor’s interests as a stockholder of Company and as a party to the Transaction Documents.  Upon the reasonable request of Company, Investor agrees that it will cause its Observer to enter into a confidentiality agreement with Company on reasonable and customary terms.  The provisions thereof will survive any termination of this Agreement.

8.             No Third Party Rights.  Nothing in this Agreement, express or implied is intended to confer upon any person, other than Company and Investor or their successors, any rights or remedies under or by reason of this Agreement.

9.             Entire Agreement; Amendment; Termination.  This Agreement, together with the Purchase Agreement, the Facility Agreement and the Management Agreement, sets forth the entire agreement of the parties with respect to the transactions contemplated hereby and thereby.  This Agreement may be amended only by a written instrument signed by each of the parties hereto.  This Agreement will terminate on the earliest to occur of (a) the Closing (as defined in the Purchase Agreement), (b) the date the Purchase Agreement is terminated in accordance with its terms or (c) the date on which Investor ceases to hold any Securities; provided that the representations and warranties in the parties set forth in Sections 2, 3 and 4 shall survive the termination hereof.  No such termination shall affect the rights of Investor under the Certificate of Designation.  This Agreement may be earlier terminated by the mutual written consent of Company and Investor.  Except as set forth herein, in the event of termination of this Agreement pursuant to this Section 9, this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided, however, that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

10.          Assignment.  Neither party may assign this Agreement without the prior written consent of the other party.  Notwithstanding the foregoing, Investor may assign this Agreement or assign or delegate its rights and obligations under this Agreement to (a) a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise, or (b) a wholly owned subsidiary.

11.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

12.          Enforcement.  Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties will be entitled to an injunction or injunctions (without the necessity of a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

13.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

14.          Headings.  The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

15.          Remedies Not Exclusive.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

16.          Jurisdiction; Consent to Service of Process.

(a)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Chancery or other courts of the State of Delaware (a “Delaware Court”), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

(b)           Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.  Each party irrevocably consents to service of process in any manner permitted by law.

17.          Beneficial Ownership.  For purposes of this Agreement, the term “beneficial owner” shall have the meaning ascribed to such term under Rule 13d-3 under the Exchange Act and the terms “beneficially own” and “beneficial ownership” shall have correlative meanings therewith.

18.          Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VIA NET.WORKS, INC.

By:	/s/
Name:
Title:

MAWLAW 660 LIMITED

By:	/s/
Name:
Title:

Exhibit A

Form of Certificate of Designations

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND

RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
VIA NET.WORKS, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

I, Matt S. Nydell, Senior Vice President, General Counsel and Secretary of VIA NET.WORKS, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on August 23, 2005 adopted the following resolution creating a series of Preferred Stock designated as Series A Convertible Preferred Stock:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board”) in accordance with the provisions of its Amended and Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting rights or powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.               Designation and Amount.  The shares of such series, par value $0.001 per share, shall be designated as “Series A Convertible Preferred Stock” and the number of shares constituting such series shall be 5,454,545.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Convertible Preferred Stock.

Section 2.               Dividends and Distributions.

(A)          The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive with respect to each share of Series A Convertible Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rate of 12% per annum of the Original Purchase Price thereof (the “Preferred Dividend”).  Preferred Dividends on a share of Series A Convertible Preferred Stock shall accrue and shall be cumulative whether or not declared from the date of issue of such share of Series A Convertible Preferred Stock.

(B)           The amount of Preferred Dividends payable on the Series A Convertible Preferred Stock shall be computed on the basis of a 365-day year.  No interest, or sum or money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Convertible Preferred Stock that may be in arrears.

(C)           No dividends on the Series A Convertible Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation if at such time the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(D)          Notwithstanding anything contained herein to the contrary, dividends on the Series A Convertible Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

(E)           So long as any Series A Preferred Stock remains outstanding, the Corporation shall not pay any dividend (cash or otherwise) on any other class of equity security without the consent of at least a majority of the holders of the outstanding shares of Series A Preferred Stock.

Section 3.               Voting Rights.  The holders of shares of Series A Convertible Preferred Stock shall have the following voting rights:

(A)          Except as otherwise expressly required by law, and as long as the Sale and Purchase Agreement, dated 26 August 2005 among Mawlaw 653 Limited (“Mawlaw”), Interoute Communications Holdings SA “Interoute” and together with Mawlaw, the “Purchasers”) and the Corporation (the “Purchase Agreement”) has not been terminated pursuant to Section 5.4.3 of the Purchase Agreement or, if the Corporation has purported to terminate the same, legal proceedings have not been initiated by the Purchasers (or any one of them) challenging such termination, each holder of Series A Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of shares of Common Stock and shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such holder’s Series A Convertible Preferred Stock is convertible (whether or not shares of unissued common stock are available for such conversion) pursuant to the provisions of Section 5 on the record date for the determination of stockholders entitled to vote on such matter or, if no record date is established, on the date such vote is taken or any written consent of stockholders is first executed.  Except as otherwise expressly provided below in this Section 3 or as required by law, the holders of Series A Convertible Preferred Stock and Common Stock shall vote together as a single class on all matters, and neither the Common Stock nor the Series A Convertible Preferred Stock shall be entitled to vote as a separate class on any matter to be voted on by stockholders of the Corporation.

(B)           So long as the Series A Convertible Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the outstanding Series A Convertible Preferred Stock, authorize or designate, whether by reclassification or otherwise, any new class or series of shares or any other securities convertible into equity securities of the Corporation that has rights, preferences, or privileges senior to or pari passu with the Series A Convertible Preferred Stock.

(C)           Except as set forth herein or as required by law, holders of Series A Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.               Reacquired Shares.  Any shares of Series A Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5.               Conversion.

(A)          Each holder of the Series A Convertible Preferred Stock may at any time, subject to the provisions of paragraphs (B) and (C) below, upon surrender of the certificates therefor, convert all or any portion of his or its Series A Convertible Preferred Stock into fully paid and nonassessable Common Stock of the Corporation at the Conversion Ratio set forth below, plus declared and unpaid dividends thereon.

(B)           The holders acknowledge that at the time of issuance of the Series A Convertible Preferred Stock the Corporation does not have a sufficient number of shares of Common Stock authorized and available for issuance to effect the conversion of the shares of the Series A Convertible Preferred Stock.  If, at the time any holder of Series A Convertible Preferred Stock requests a conversion of any shares of Series A Convertible Preferred Stock in compliance with this Section 5 and the Corporation does not have available a sufficient number of authorized but unissued shares of Common Stock to effect such conversion, as soon as practicable thereafter, the Corporation will issue such number of shares of Common Stock as are available for issuance, and take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Amended and Restated Certificate of Incorporation.

(C)           Before any holder of Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock, and shall give written notice to the Corporation at its office that the holder elects to convert the same and shall state therein the holder’s name or the names of the nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued.  As soon as practicable thereafter, the Corporation shall issue and deliver at its office to the holder of the Series A Convertible Preferred Stock, or to the holders nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share.  A conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of the shares of Common Stock at the close of business on that date.  From and after that date, all rights of the holder with respect to the Series A Convertible Preferred Stock so converted shall terminate, except only the right of the holder to receive certificates for the number of shares of Common Stock issuable-upon conversion thereof and cash for fractional shares.

(D)          Conversion Ratio.  Subject to adjustment as provided in paragraph (E) below, each share of the Series A Convertible Preferred Stock may be converted into five shares of Common Stock or, in case any adjustment of such conversion ratio has taken place pursuant to the provisions of this Section 5, by the conversion ratio as last adjusted and in effect on the date any shares of Series A Convertible Preferred Stock are surrendered for conversion (such conversion ratio, or such conversion ratio as last adjusted, being referred to herein as the “Conversion Ratio”).

(E)           Adjustments.  The Conversion Ratio at which the Series A Convertible Preferred Stock may or shall be converted into Common Stock shall be subject to adjustment from time to time in certain cases as follows:

(i)            In case the Corporation shall (a) pay a dividend on its Common Stock in shares of its capital stock, (b) subdivide its outstanding Common Stock, (c) combine its outstanding Common Stock into a smaller number of shares, or (d) issue in any recapitalization, reorganization or reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock, the Conversion Ratio in effect immediately prior thereto shall be adjusted proportionately so that the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation which such holder would have owed or have been entitled to receive after the occurrence of such event, had such Series A Convertible Preferred Stock been converted immediately prior to the occurrence of such event.  Such adjustment shall be made whenever any of such events shall occur.  An adjustment made pursuant to this paragraph (i) shall become effective, retroactively to the record date, immediately after the payment date in the case of a stock dividend and shall become effective immediately after the effective date in the case of a subdivision, combination, recapitalization, reorganization, or reclassification.

(ii)           In the event that, at any time, as a result of an adjustment made pursuant to paragraph (i) above, the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than its Common Stock, thereafter the number of such other shares so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraph (i) above.

(iii)          Whenever the amount of Common Stock or other securities deliverable upon the conversion of the Series A Convertible Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file, at its principal office and with any transfer agent or agents for the Series A Convertible Preferred Stock and for Common Stock, and with any stock exchange on which such Series A Convertible Preferred Stock or Common Stock are listed, a statement, signed by its President or one of its Vice Presidents or its Secretary or Treasurer, stating the adjusted number of its Common Stock or other securities deliverable per share of Series A Convertible Preferred Stock upon conversion thereof calculated to the nearest share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based, and shall give notice thereof by mail, postage prepaid, to the holders of record of the Series A Convertible Preferred Stock.  Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

(F)           No fractional Common Stock shall be issued upon a conversion of the Series A Convertible Preferred Stock.  If any fractional interest in a Common Stock share would be deliverable upon the conversion of any Series A Convertible Preferred Stock, the Corporation shall round such fractional interest to the nearest whole share, in lieu of delivering the fractional share therefor.

Section 6.               Liquidation, Dissolution or Winding Up.

(A)          In the event of any liquidation (voluntary or otherwise), dissolution, or winding up of the Corporation or any Sale Event (each a “Liquidation Event”), each holder of Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any of the Corporation’s shares of capital stock (other than the Series A Convertible Preferred Stock), a per share amount equal to the Original Purchase Price (as adjusted to reflect any share split, combination, reclassification, or similar event involving the Series A Convertible Preferred Stock), plus all accrued but unpaid dividends thereon (whether or not declared), to and including the date full payment shall be tendered to the holders of the Series A Convertible Preferred Stock with respect to such Liquidation Event (the “Liquidation Preference”).

(B)           If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Convertible Preferred Stock of the amounts thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock in proportion to the preferential amount that each such holder is otherwise entitled to receive based upon the aggregate Liquidation Preference of the Series A Convertible Preferred Stock held by each such holder and the aggregate Liquidation Preference of all Series A Convertible Preferred Stock.  After such payment shall have been made in full to the holders of the Series A Convertible Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Convertible Preferred Stock so as to be available for such payment, the holders of Series A Convertible Preferred Stock shall not have any right to participate in the remaining distributions on the Corporation’s capital stock.

(C)           For purposes of this Section 6, a Liquidation Event of this Corporation shall be deemed to be occasioned by, or to include, by means of any transaction or series of related transactions (each a “Sale Event”): (i) the acquisition of the Corporation by another entity (including, without limitation, any reorganization, merger, or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) the sale of all or substantially all of the capital stock or assets of the Corporation, unless the Corporation’s stockholders of record, as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise), hold at least 50% of the voting power of the surviving or acquiring entity.

Section 7.               Optional Redemption.

(A)          The Series A Convertible Preferred Stock may be redeemed for cash, in whole or in part, at the option of the Corporation, at any time after the Purchase Agreement has been terminated pursuant to Section 5.4.3 thereof so long as at the time that the redemption thereof is scheduled to occur in accordance with this Section 7, no legal proceedings shall be pending pursuant to which the Purchasers (or any one of them) has challenged such termination, at a redemption price equal to the Original Purchase Price per share, plus any dividends accrued but unpaid thereon (whether or not declared) (the “Redemption Price”).

(B)           Not less than ten (10) days nor more than thirty (30) days prior to the date on which the Series A Convertible Preferred Stock is to be redeemed (the “Redemption Date”), the Corporation shall mail written notice (a “Redemption Notice”), postage prepaid, to each holder of record of Series A Convertible Preferred Stock at the holder’s post office address last shown on the records of the Corporation.  Each Redemption Notice shall state:

(i)            the number of outstanding shares of Series Convertible A Preferred Stock to be redeemed on such Redemption Date;

(ii)           the number of shares of the Series A Convertible Preferred Stock held by the holder which the Corporation shall redeem on such Redemption Date in accordance with the provisions hereof;

(iii)          that the shares of Series A Convertible Preferred Stock, as applicable, to be redeemed by the Corporation shall be redeemed on such Redemption Date, which shall be specified as a calendar date and shall be a business day; and

(iv)          the time and manner in, and place at, which the holder is to surrender to the Corporation the certificate or certificates representing the shares of Series A Convertible Preferred Stock to be redeemed on the Redemption Date.

(C)           On or before each Redemption Date, each holder of Series A Convertible Preferred Stock to be redeemed pursuant to this Section 7 shall surrender to the Corporation the certificate or certificates representing the shares to be redeemed on such Redemption Date, in the manner and at the place designated in the Redemption Notice, and upon each such Redemption Date the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, or to such payee as such owner may designate in writing to the Corporation prior to each such Redemption Date, and each surrendered certificate shall be canceled and retired.  If the applicable redemption is for less than all of the shares of Series A Preferred Stock represented by the certificate or certificates, the Corporation shall issue and deliver to the holder a new certificate representing the balance of the shares of Series A Preferred Stock not subject to redemption.

Section 8.               Mandatory Redemption.

(A)          The Corporation will, at the option of the holders of the Series A Preferred Stock, redeem for cash any or all of the Series A Preferred Stock held by such holder at the Redemption Price upon termination of the Purchase Agreement in accordance with the terms thereof, other than as a result of the termination thereof by the Corporation resulting from Purchasers’ (as defined in the Purchase Agreement) material breach of its obligations thereunder or under the other Transaction Documents.  Notice of mandatory redemption (the “Mandatory Redemption Notice”) under this Section 8 shall be given to the Corporation not less than ten (10) days prior to the date designated by a holder of Series A Preferred Stock for redemption (the “Mandatory Redemption Date”).  Any such notice of redemption shall specify the number of shares of Series A Preferred Stock to be redeemed.

(B)           On or before the Mandatory Redemption Date, each holder of Series A Preferred Stock who has elected to have shares redeemed under this Section 8 shall surrender to the Corporation the certificate or certificates representing the shares to be redeemed on the Mandatory Redemption Date in the manner and place designated in the Mandatory Redemption Notice, and upon such Mandatory Redemption Date the Redemption Price for such shares shall be payable to the order of the person whose name appears on the certificate as the owner thereof, or to such payee as such owner may designate in writing to the Corporation prior to the Mandatory Redemption Date, and each surrendered certificate shall be canceled and retired.  If the applicable redemption is for less than all of the shares of Series A Preferred Stock represented by the certificate or certificates, the Corporation shall issue and deliver a new certificate representing the balance of the shares of Series A Preferred Stock not subject to redemption.

Section 9.               Amendment. The Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock, voting separately as a class.

Section 10.             Fractional Shares.  Series A Convertible Preferred Stock may be issued in fractions of a share which shall entitle the holders, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Convertible Preferred Stock.

Section 11.             Definitions.  Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

“Common Stock” means any shares of the common stock, par value $.001 per share, of the Corporation now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Corporation which may be exchanged for or converted into Common Stock, any and all securities of any kind whatsoever of the Corporation which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Corporation or otherwise.

“Original Purchase Price” means, with respect to a share of Series A Convertible Preferred Stock, U.S. $0.44.

“Transaction Documents” means (i) the Purchase Agreement, (ii) the Facility Agreement, dated as of August 26, 2005, between the Corporation and Mawlaw 653 Limited, (iii) the Management Agreement, dated as of August 26, 2005, between the Corporation and Mawlaw 653 Limited, and (iv) the Subscription Agreement, dated as of August 26, 2005, between the Corporation and Mawlaw 660 Limited.

IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this     day of August 2005.

VIA NET.WORKS, INC.

By:
Matt S. Nydell
Senior Vice President, General
Counsel and Secretary

Exhibit B

Opinion of Counsel

See Attached.

B-1